UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 28, 2020

Exact Name of Registrant as Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	15635 Alton Parkway, Suite 250
Irvine, CA 92618
Registrant's Telephone Number, Including Area Code:	(949) 600-5600
Former Name or Former Address, if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 per share	CAMP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2020, the Board of Directors of CalAmp Corp. (the “Company”) approved entering into a new Executive Employment Agreement with Kurtis J. Binder (the “Employment Agreement”), the Company’s Executive Vice President and Chief Financial Officer.

The Employment Agreement became effective as of May 31, 2020 and will continue until May 31, 2022, unless earlier terminated, and supersedes the original Employment Agreement with Mr. Binder, dated July 17, 2017 (as amended on May 31, 2018 and October 23, 2019), which terminated pursuant to its terms on May 31, 2020.  The term of the Employment Agreement is subject to automatic successive two-year renewal terms.

The Employment Agreement provides for:

•	An annual base salary of $370,000 per year (increased from $350,000);

•	Participation in the annual executive bonus program of the Company;

•	Eligibility for equity incentive awards under any applicable plans adopted by the Company; and

•	Certain other customary employee benefits and expense reimbursements.

In the event that Mr. Binder’s employment is terminated by the Company without “cause” or by Mr. Binder for “good reason”, in each case, not in connection with a “change of control” (each, as defined in the Employment Agreement, and each referred to as an “involuntary termination”), Mr. Binder will receive, subject to delivery and non-revocation of a general release of claims in favor of the Company and continued compliance with the restrictive covenants set forth in the Employment Agreement:

•	Continued payments of base salary for six months;

•	Continued vesting of the shares subject to any then-outstanding Company equity-based awards for a period of six months following termination;

•

Extension of the exercise period for all of Mr. Binder’s outstanding Company stock options, to the extent vested, for a period of six months following the termination date, but in no event later than the ten year term/expiration date of the applicable option; and

•	Company-paid healthcare continuation coverage for Mr. Binder and his dependents for up to 12 months after the termination date.

In the event Mr. Binder experiences an involuntary termination during the three-month period preceding a change of control or the 12-month period following a change of control, Mr. Binder will receive, subject to delivery and non-revocation of a general release of claims in favor of the Company and continued compliance with the restrictive covenants set forth in the Employment Agreement:

•	Continued payments of base salary for 18 months;

•	Payment of a prorated portion of his annual target bonus for the year of termination;

•	Accelerated vesting of all of his then-outstanding Company equity-based awards;

•

Extension of the exercise period for all of Mr. Binder’s outstanding Company stock options, to the extent vested, for a period of 12 months following the termination date, but in no event later than the ten year term/expiration date of the applicable option; and

•	Company-paid healthcare continuation coverage for Mr. Binder and his dependents for up to 18 months after the termination date.

In the event that Mr. Binder’s employment is terminated by the Company by reason of Mr. Binder’s death, the Company will continue to provide Company-paid healthcare continuation coverage for Mr. Binder’s dependents (if any) for up to six months after the termination date.

The Employment Agreement further provides that, to the extent that any payment or benefit received in connection with a change of control under the agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Binder than receiving the full amount of such payments.

The Employment Agreement also contains a customary employee non-solicitation provision that applies during the term of the agreement and for two years after the termination of Mr. Binder’s employment. Additionally, the Employment Agreement contains standard confidentiality provisions that apply during the term of the agreement and after the termination of the Mr. Binder’s employment.

The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by the full terms and conditions of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement between the Company and Kurtis Binder, effective May 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

June 3, 2020	By: /s/ Kurtis Binder
Date	Kurtis Binder
Executive Vice President and CFO
(Principal Financial Officer)